THE PRUDENTIAL SERIES FUND

AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT

Amendment No. 2 to Management Agreement made this 6th day of June, 2025, by and between The Prudential Series Fund (PSF), on behalf of each series listed on Schedule A hereto (collectively, the Portfolios) and PGIM Investments LLC (PGIM Investments or the Manager).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated January 1, 2006 with PSF for the Portfolios, as amended from time to time, pursuant to which PGIM Investments acts as Manager of PSF;

WHEREAS, PSF and the Manager have mutually agreed to revise Schedule A of the Management Agreement in order to revise the Portfolios’ names;

WHEREAS, PSF and the Manager have mutually agreed to revise Schedule A of the Management Agreement in order to remove PSF PGIM Jennison Focused Blend Portfolio (formerly, Jennison 20/20 Focus Portfolio), PSF International Growth Portfolio (formerly, SP International Growth Portfolio), PSF Small-Cap Value Portfolio (formerly, SP Small-Cap Value Portfolio), PSF Mid-Cap Growth Portfolio (formerly, SP Prudential U.S. Emerging Growth), PSF Natural Resources Portfolio (formerly, Natural Resources Portfolio) and PSF PGIM Government Income Portfolio (formerly, Government Income Portfolio); and

WHEREAS, PSF and the Manager have mutually agreed to revise Schedule A of the Management Agreement in order to include the PSF PGIM Laddered Allocation S&P 500 Buffer 12 Portfolio, PSF PGIM Laddered Allocation S&P 500 Buffer 20 Portfolio and PSF PGIM Ballast Portfolio each as a new series of PSF (each, a New Portfolio), and whereby each New Portfolio compensates the Manager for the services provided by the Manager to the New Portfolio under the Management Agreement.

NOW THEREFORE, the parties mutually agree as follows:

1.The management fee rate schedule for the Portfolios appearing in Schedule A of the Management Agreement is hereby deleted in its entirety and is replaced with the attached Schedule A.

2.The Management Agreement is unchanged in all other respects.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE PRUDENTIAL SERIES FUND

By: /s/ Kenneth Allen

Name: Kenneth Allen

Title: President

PGIM INVESTMENTS LLC

By: /s/ Kenneth Allen

Name: Kenneth Allen

Title: Senior Vice President

THE PRUDENTIAL SERIES FUND
Schedule “A”

Portfolio	Contractual Fee Rate

PSF Global Portfolio	0.75% of average daily net assets
(formerly, Global Portfolio)

PSF PGIM 50/50 Balanced Portfolio	0.55% of average daily net assets
(formerly, Conservative Balanced Portfolio)

PSF PGIM Flexible Managed Portfolio	0.60% of average daily net assets
(formerly, Flexible Managed Portfolio)

PSF PGIM Government Money Market Portfolio	0.30% of average daily net assets
(formerly, Government Money Market)

PSF PGIM High Yield Bond Portfolio	0.55% of average daily net assets
(formerly, High Yield Bond Portfolio)

PSF PGIM Jennison Blend Portfolio	0.45% of average daily net assets
(formerly, Equity Portfolio)

PSF PGIM Jennison Growth Portfolio	0.60% of average daily net assets
(formerly, Jennison Portfolio)

PSF PGIM Jennison Value Portfolio	0.40% of average daily net assets
(formerly, Value Portfolio)

PSF PGIM Laddered Allocation S&P 500 Buffer 12 Portfolio	0.50% of the Portfolios’ average daily net assets

PSF PGIM Laddered Allocation S&P 500 Buffer 20 Portfolio	0.50% of the Portfolios’ average daily net assets

PSF PGIM Total Return Bond Portfolio	0.40% of average daily net assets
(formerly, Diversified Bond Portfolio)

PSF PGIM Ballast Portfolio	0.60% of the Portfolio’s average daily net assets

PSF Small-Cap Stock Index Portfolio	0.35% of average daily net assets
(formerly, Small Capitalization Stock Portfolio)

PSF Stock Index Portfolio	0.30% of average daily net assets up to $4 billion;
(formerly, Stock Index Portfolio)	0.25% of average daily net assets over $4 billion